Exhibit 10.2
LONG-TERM INCENTIVE PLAN
OF
TRANSOCEAN INC.
(As Amended and Restated Effective February 12, 2004)
First Amendment
     Transocean Inc., a Cayman Islands exempted company (the “Company”), having reserved the right under Section 6.3(a) of the Long-Term Incentive Plan of Transocean Inc., as amended and restated effective February 12, 2004 (the “Plan”), to amend the Plan, does hereby amend Section 6.10 of the Plan, effective as of July 21, 2007, to add at the end thereof a new subsection (e) as follows:
     “(e) Notwithstanding any provision in the Plan to the contrary, the consummation of the merger by way of a scheme of arrangement (which constitutes an amalgamation under the law of the Cayman Islands) of GlobalSantaFe Corporation with Transocean Worldwide Inc., with Transocean Worldwide Inc. surviving as a direct wholly owned subsidiary of the Company, shall not be a ‘Change of Control’ with respect to any awards of Options, SARs, Restricted Shares or Deferred Units under the Plan made between July 21, 2007 and the first to occur of (1) the Closing Date (as such term is defined in that certain Agreement and Plan of Merger among the Company, GlobalSantaFe Corporation and Transocean Worldwide Inc. dated as of July 21, 2007 (the “Merger Agreement”)) and (2) the date of termination of the Merger Agreement in accordance with Article 9 thereof.”
     IN WITNESS WHEREOF, this First Amendment has been executed effective as of July 21, 2007.

TRANSOCEAN INC.
By:	/s/ Eric B. Brown
Eric B. Brown
Corporate Secretary